Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Nos. 333-193022, 333-202863 and 333-250111) on Form S-8 and No. 333-230785 on Form S-3 of Digital Turbine, Inc. (the “Company”) of our report dated June 2, 2020, relating to the consolidated financial statements of Digital Turbine, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2021.
/s/ SingerLewak LLP
Los Angeles, California
June 10, 2021